Exhibit 5.1

June 15, 2011

Tutor Perini Corporation

15901 Olden Street

Sylmar, California 91342

RE:                          Registration Statement on Form S-3/A for Tutor Perini Corporation

Ladies and Gentlemen:

In our capacity as special counsel to Tutor Perini Corporation, a Massachusetts corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”) with respect to the registration and potential offer and sale from time to time of an indeterminate amount of the Company’s shares of (a) common stock, par value $1.00 per share (the “Common Stock”) and (b) preferred stock, par value $1.00 per share (the “Preferred Stock”).  The Common Stock and Preferred Stock will be issued from time to time pursuant to the provisions of Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the following:

(a)          the Registration Statement;

(b)         the Restated Articles of Organization of the Company(the “Articles”), as certified by the Secretary of State of the Commonwealth of Massachusetts on June 9, 2011, and the Second Amended and Restated By-Laws of the Company (the “By-Laws”), each as amended through the date hereof;

(c)          Certificate of the Secretary of the Company dated as of June 15, 2011, certifying as to (i) the Articles, (ii) the By-Laws, and (iii) resolutions adopted by the Board of Directors of the Company by unanimous written consent on June 9, 2011;

(d)         the Certificate of Good Standing (long-form) of the Company, issued by the Secretary of State of the Commonwealth of Massachusetts on June 8, 2011; and

(e)          such other instruments, documents and records as we have deemed necessary and relevant for the purposes hereof.

We have also relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

For purposes of this opinion, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (e) that a Prospectus Supplement will have been filed with the Commission describing any Common Stock and Preferred Stock offered thereby; (f) that the Common Stock and Preferred Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (g) that a definitive purchase, underwriting or similar agreement with respect to any Common Stock or Preferred Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (h) that any Common Stock or Preferred Stock issuable upon conversion, exchange, redemption or exercise of any securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (i) with respect to shares of Common Stock or Preferred Stock offered, that there will be sufficient shares of Common Stock or Preferred Stock authorized under the Articles, that are not otherwise reserved for issuance; and (j) the legal capacity of all natural persons.

Furthermore, the opinions set forth herein are subject to the following limitations, assumptions and qualifications: (a) with respect to shares of the Common Stock, (i) the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (A) in accordance with the applicable definitive purchase, underwriting, subscription or similar agreement approved by the Board, or upon the exercise of warrants to purchase Common Stock, upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (B) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board; and (b) with respect to any particular series of shares of Preferred Stock: (i) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters; and (ii) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (A) in accordance with the applicable definitive purchase, underwriting, subscription or similar agreement approved by the Board, or upon the exercise of warrants to purchase Preferred Stock, upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (B) upon conversion or exercise of any other security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the shares of Common Stock and Preferred Stock to be sold pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the Commonwealth of Massachusetts and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement.  This opinion is rendered to you in connection with the registration and potential offer and sale from time to time of shares of Common Stock and Preferred Stock as contemplated in the Registration Statement and, except as consented to in the preceding sentence, may not be relied upon or furnished to any other person in any context.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion speaks as of the time of its delivery on the date it bears.  We assume no obligation to revise or supplement this opinion by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP